UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2013

BLUELINX HOLDINGS INC.

(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4300 Wildwood Parkway, Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 953-7000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Vesting of Performance Shares

As previously reported, in January 2013 and June 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of BlueLinx Holdings Inc. (the “Company”) awarded certain officers of the Company, including its named executive officers, performance shares under the Company’s Amended and Restated 2006 Long-Term Equity Incentive Plan (the “Plan”). The performance shares were scheduled to vest in three equal annual installments based on the Company meeting a performance target tied to Operating EBITDA, as defined in the award agreement, for each vesting period. On December 30, 2013, the Compensation Committee approved an amendment of the Performance Share Award Agreements under the Plan to provide the Compensation Committee with discretion to vest the performance shares regardless of satisfaction of the performance criteria (the “Amendment”) and elected to exercise its discretion under the Plan to waive the performance criteria with respect to the initial vesting of the performance shares on January 8, 2014 and June 5, 2014. The Compensation Committee believed that the significant challenges faced by the Company during 2013, including completion of the 2013 restructuring plan previously disclosed, made achievement of the 2013 performance targets, which were determined in January 2013, significantly more difficult than anticipated at the time of grant. Further, each of the officers made significant contributions to the Company’s growth during the fiscal year that were not fully reflected in the Company’s fiscal 2013 Operating EBITDA, that positively impacted the Company’s results during the second-half of 2013. The Compensation Committee believed that such achievements in 2013 merited the vesting of the performance shares. The decision to vest the performance shares for the fiscal year 2013 vesting period does not affect any future vesting periods and the targets established for the remaining two annual vesting periods remain unchanged.

The foregoing description is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Release Agreement

On December 30 2013, the Company entered into a Release Agreement (the “Release”) with Mr. Ned M. Bassil, the Company’s Chief Supply Chain Officer. The Company previously announced that on September 3, 2013 it notified Mr. Bassil that his current employment agreement would not be renewed, and that negotiations regarding a new employment agreement were ongoing. These negotiations have ceased, and Mr. Bassil’s employment was terminated effective December 1, 2013 pursuant to the Release.

The Release provides that Mr. Bassil will receive severance in an amount equal to $660,000, payable in twelve equal monthly installments commencing on the earlier to occur of (i) the first business day of the seventh month after the date of termination or (ii) Mr. Bassil’s death. In addition, Mr. Bassil’s unvested restricted stock and performance shares will vest in full under the terms of the Release. Mr. Bassil and his eligible dependents will be eligible to participate in the Company’s medical and dental plan coverage under COBRA for a period of one year after the Termination Date on the same basis and at the same cost to him as available to similarly-situated active employees. Mr. Bassil is also entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of the Termination Date.

The Release also contains confidentiality provisions, as well as non-competition and non-solicitation covenants for a period of one year following the Termination Date.

The foregoing description is qualified in its entirety by reference to the Release, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Cohen Compensation

On January 3, 2014, the Board of Directors of the Company approved a lump-sum cash payment in the amount of $250,000 to Howard S. Cohen for his service as Interim Chief Executive Officer in fiscal year 2013.  The payment will be made between January 15 and January 31, 2014.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Amendment to the BlueLinx Holdings Inc. Amended and Restated 2006 Long-Term Equity Incentive Plan Performance Share Award Agreement, dated December 30, 2013.
10.2	Release Agreement by and between BlueLinx Holdings Inc. and Ned M. Bassil, dated December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By:	/s/ Sara E. Epstein
Sara E. Epstein
Vice President, General Counsel and Secretary

Dated: January 3, 2014